Exhibit 10.18

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of June 1, 2004 (this “Agreement”), is made and entered into by and among Extra Space Storage LLC, a Delaware limited liability company (“Buyer”), Extra Space West One LLC, a Delaware limited liability company (“Seller”) and, solely for purposes of certain provisions of this Agreement noted on the signature pages hereto, Extra Space Properties One LLC, a Delaware limited liability company and a member of the Seller (“ESP One”) and The Prudential Insurance Company of America, a New Jersey corporation and the other member of the Seller (“PICA”), for such provisions and as intended beneficiaries of the terms and conditions of this Agreement.

WHEREAS, Seller is the owner of certain parcels of real estate located in the States of California, Florida and Utah, (together with the improvements thereon and appurtenances thereto, as further described on Schedule A hereto, each, a “Property” and collectively, the “Properties”);

WHEREAS, Buyer, Extra Space Storage, Inc., a Maryland corporation (the “REIT”), and Extra Space Storage LP, a Delaware limited partnership and the REIT’s operating partnership (the “Operating Partnership”), are in the process of conducting a reorganization in which, among other things, the Operating Partnership will, directly and through its wholly-owned subsidiaries, acquire interests in certain self-storage facilities from third parties and joint venture partners of its affiliates (such reorganization and all transactions related thereto the “Formation Transactions”);

WHEREAS, immediately prior to the completion of the Formation Transactions, the REIT will conduct an underwritten initial public offering of its shares of common stock pursuant to an effective registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (such underwritten initial public offering, the “IPO”); and

WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to the Properties (as defined in this Agreement), including certain other property and rights described in this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

DESCRIPTION OF PROPERTIES; PURCHASE AND SALE; CLOSING

1.1 Description of the Properties. The Properties, as further described on Schedule A hereto, shall include all of the rights, title and interest of Seller to the Properties, together with all of Seller’s right, title and interest in and to all buildings, structures, fixtures, parking areas, easements, rights-of-way and improvements on the Properties included in the Properties, including without limitation all of Seller’s personal and other property related to or located on the Properties and used or useful in the operation of Seller’s self-storage business at the location of the Properties, such as (i) tangible personal property (i.e., supplies, vehicles, machinery, equipment, furniture and trade fixtures, computers and related hardware and software), (ii) agreements, contracts, subcontracts, warranties, guarantees, or other similar arrangements or rights thereunder, (iii) franchises, approvals, consents, permits, licenses, orders, registrations, certificates, certificates of occupancy, exemptions and similar rights obtained from governments or agencies or any other written authorizations necessary for the use or ownership of the Properties, (iv) all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue opened or proposed in front of or adjoining the Properties to the center line thereof, and all right, title and interest of Seller in and to any award or payment made, or to be made (x) for any taking in condemnation, eminent domain or agreement in lieu thereof of land adjoining all or any part of the Properties; (y) for damage to the Properties or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue; and (z) for any taking in condemnation or eminent domain of any part of the Properties, (v) leases, subleases, licenses and other occupancy agreements and all other rights thereunder, including, subject to any prorations pursuant to Article 7 hereof, rents and other profits, (vi) claims, deposits, refunds, causes of action and rights of recovery, and, subject to any prorations pursuant to Article 7 hereof, prepayments and deferred items (vii) accounts, accounts receivable, reserve funds, notes, and other receivables, (viii) telephone numbers, books, records, ledgers, files, documents, correspondence and lists, (ix) drawings and specifications, architectural plans, advertising and promotional materials, studies, reports, (x) intangibles including trade or business names, logos, trademarks, goodwill and going concern value, and (xi) utilities, reservations, hereditaments, privileges, tenements, opportunities, strips, gores, easements and other rights and benefits running with the land.

1.2 Purchase and Sale. Seller hereby agrees to sell, transfer and assign to Buyer (or Buyer’s designee), and Buyer hereby agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Properties, at the Closing (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement.

1.3 Purchase Price. The aggregate purchase price for the Properties is fifty two million three hundred ninety thousand dollars ($52,390,000), which shall be paid as provided in Section 1.7.2 (the “Purchase Price”). The parties intend to treat the Purchase Price paid to the Seller (net of the Term Loan Repayment Amount, as defined herein) as “Extraordinary Cash Flow” in accordance with the terms of the First Amended and Restated Operating Agreement of Seller, effective as of October 7, 1998, by and between ESP One and PICA, as amended (the “Operating Agreement”), and the Purchase Price shall be distributed in accordance with a settlement statement approved by PICA and Buyer. This Section 1.3 shall survive the Closing and not be merged therein.

1.4 Title Insurance. Buyer may order, at its option, at its sole cost and expense, from Chicago Title Insurance Company, National Office, at 171 N. Clark Street, 3rd Floor, Chicago, IL 60601, Attention: Ronald K. Szopa (the “Title Company”) a current title insurance commitment for a policy (ALTA) of owner’s title insurance and a copy of all exceptions referred to therein (the “Title Commitment”). The Title Commitment shall irrevocably obligate the Title Company to issue an ALTA Title Insurance Policy in the full amount of the Purchase Price or such other amount as determined by Buyer (the “Title Policy”), which Title Policy shall insure Buyer’s fee simple title to the Properties. Buyer will also order, at its sole cost and expense, from the Title Company customary UCC, judgment and bankruptcy searches on Seller and the Properties (collectively, the “Searches”). The parties confirm that neither the delivery of the Title Policy to the Buyer nor the results of the Searches shall be a condition to any party’s closing obligations under this Agreement.

1.5 Closing. The closing of the transaction contemplated by this Agreement (the “Transaction”) will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109 (the “Closing”), at 10:00 a.m., local time on June 1, 2004, or at such other time, date and place as the parties hereto may agree upon, which date shall be as soon as practicable after the satisfaction or waiver of the conditions set forth in Article 5 of this Agreement, and which date shall be no later than September 30, 2004 (the “Closing Date”); provided that the parties hereto shall not be required to attend the Closing in person, and the Closing may occur through escrow arrangements with Chicago Title

Insurance Company, National Office, at 171 N. Clark Street, 3rd Floor, Chicago, IL 60601, Attention: Ronald K. Szopa.

1.6 Title Transfer and Payment of Purchase Price. Upon satisfaction of all conditions precedent to Seller’s obligations pursuant to this Agreement, and subject to the terms of this Agreement, Seller agrees to convey all of its right, title and interest in and to the Properties to Buyer (or Buyer’s designee). Upon satisfaction of all conditions precedent to Buyer’s obligations hereunder, and subject to the terms of this Agreement, Buyer agrees to pay the Purchase Price as provided in Section 1.7.2.

1.7 Closing Deliveries.

1.7.1 Seller Deliveries. At the Closing, Seller shall deliver to Buyer or, if so directed by Buyer, its designee, Extra Space Properties Twelve LLC, a Delaware limited liability company and a subsidiary of Buyer:

(i) deeds for the Properties in the forms attached as Exhibit A to this Agreement (the “Deeds”), duly executed by Seller;

(ii) a bill of sale in the form of Exhibit B attached to this Agreement and incorporated herein by this reference (the “Bill of Sale”), duly executed by Seller;

(iii) an assignment and assumption of all leases or occupancy agreements for tenants or occupants of the Properties in effect on the Closing Date together with all amendments and modifications thereto (“Leases”), in the form of Exhibit C attached to this Agreement and incorporated herein by this reference (the “Assignment of Leases”), duly executed by Seller for each of the Properties;

(iv) an assignment and assumption of the contracts and Seller’s interest in and to all of the following, in each case, to the extent assignable: (a) to the extent that the same are in effect as of the Closing Date, any consents, licenses, permits, privileges, certificates of occupancy and other authorizations necessary for the use, operation or ownership of the Properties, (b) those guaranties and warranties in effect with respect to any portion of the Properties as of the Closing Date, (c) all accounts, accounts receivable and reserve funds held by Seller with respect to the operation of the Properties and (d) contracts (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit D attached to this Agreement and incorporated herein by this reference (the “Assignment of Intangible Property”), duly executed by Seller for each of the Properties;

(v) a duly executed copy of any Term Loan Release Document (as defined herein) and any Glendale Lease Release Document (as defined herein) to be executed by Seller or PICA, as applicable;

(vi) if applicable, duly completed and executed real estate transfer or similar tax returns, together with payment, in the manner set forth in Section 7.4 of this Agreement, of all transfer or similar taxes due from Seller pursuant to the terms of this Agreement in connection with the Transaction;

(vii) a non-foreign status affidavit in the form of Exhibit E attached hereto and incorporated herein by this reference (the “FIRPTA Affidavit”), pursuant to Section 1445 of the United States Internal Revenue Code of 1986, as amended (the “Code”), executed by Seller;

(viii) such other documents as may reasonably be required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction;

(ix) documentation to establish to Buyer’s reasonable satisfaction the due authorization of Seller’s execution of all documents contemplated by this Agreement; and

(x) the certificate required by Section 4.6 of this Agreement, duly executed by Seller.

1.7.2 Buyer Deliveries. At the Closing, Buyer shall deliver to Seller

(i) the Purchase Price, subject to the prorations and adjustments set forth in Article 7 of this Agreement, by wire transfer of immediately available funds to such account as directed by Seller to Buyer in writing;

(ii) a guaranty from Kenneth M. Woolley and ESP One of the Buyer’s obligations under Section 4.9 hereof, substantially in the form attached as Exhibit F hereto (the “Guaranty”);

(iii) a pledge from ESP One to PICA of 100% of ESP One’s interest in Seller, substantially in the form attached as Exhibit G hereto (the “Pledge”);

(iv) the Deeds, duly executed by ESP One on behalf of Seller;

(v) the Bill of Sale, duly executed by ESP One on behalf of Seller;

(vi) the FIRPTA Affidavit, duly executed by ESP One on behalf of Seller;

(vii) the Assignment of Leases, duly executed by Buyer and ESP One on behalf of Seller;

(viii) the Assignment of Intangible Property, duly executed by Buyer and ESP One on behalf of Seller;

(ix) a duly executed copy of any Term Loan Release Document and any Glendale Lease Release Document to be executed by Buyer or ESP One, as applicable;

(x) the certificate required by Section 4.6 of this Agreement, duly executed by Buyer and ESP One;

(xi) a certificate dated as of the Closing Date and executed on behalf of Buyer by a duly executed officer thereof, showing the Purchase Price, adjustments, credits, prorations, disbursements and the like required by, and in accordance with, the terms and conditions of this Agreement and otherwise in form and substance reasonably acceptable to Seller;

(xii) such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction; and

(xiii) documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s execution of all documents contemplated by this Agreement.

1.8 Post-Closing Deliveries.

1.8.1 Within 30 days following the Closing Date, Seller shall deliver to Buyer:

(i) the Operating Agreement Amendment (as defined herein), duly executed by PICA.;

(ii) an amended and restated management agreement (the “Restated Management Agreement”), amending and restating the Leasing and Management Agreement, dated as of October 7, 1998 (the “Existing Management Agreement”), among the Seller and Extra Space Management, LLC, a Utah limited liability company and an affiliate of Buyer (“ESM”), to reflect the assignment and assumption thereof by ESM to Extra Space Management, Inc., a Utah Corporation and a subsidiary of Buyer (“ESMI”) and the conveyance of the Properties to the Buyer, in form and substance reasonably satisfactory to Buyer and Seller, duly executed by the Seller

1.8.2 Within 30 days following the Closing Date, Buyer shall deliver to Seller:

(i) an assumption by ESMI of ESM’s undertakings pursuant to that certain letter dated January 31, 2002, from Seller, ESP One and ESM to PICA;

(ii) the Restated Management Agreement, duly executed by ESMI;

(iii) the Operating Agreement Amendment, duly executed by ESP One;

1.8.3 This Section 1.8 shall survive the Closing and not be merged therein.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

2.1 Organization of Seller. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transaction.

2.2 Authority. The execution and delivery by Seller and PICA of this Agreement, and the performance by Seller and PICA of their obligations hereunder, have been duly and validly authorized by all necessary actions on the part of Seller and PICA. This Agreement has been duly and validly executed and delivered by Seller and PICA and constitutes the legal, valid and binding obligation of Seller and PICA enforceable against them in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.3 No Conflicts. The execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations under this Agreement and the consummation of the Transaction will not: (a) conflict with or result in a violation or breach of any of the organizational or charter documents of Seller; (b) conflict with or result in a violation or breach of any law or order applicable to

Seller or any of its assets or properties; or (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) other than the Term Loan Release (as defined herein) and the Glendale Consent (as defined herein), require Seller to obtain any consent, approval or action of or make any filing with or give any notice to any person as a result or under the terms of, or (iv) result in the creation or imposition of any Encumbrance upon Seller or any of its assets or properties under, any contract or license to which Seller is a party or by which any of its respective assets or properties is bound and which, individually or in the aggregate with other such contracts and licenses, is material to the validity or enforceability of this Agreement or Seller’s ability to perform its obligations hereunder.

2.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.

2.5 Seller’s Financial Condition. No petition has been filed by or against Seller under the Federal Bankruptcy Code or any similar state or federal law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transaction.

3.2 Authority. The execution and delivery by Buyer and ESP One of this Agreement, and the performance by Buyer and ESP One of their obligations hereunder, have been duly and validly authorized by all necessary actions on the part of Buyer and ESP One. This Agreement has been duly and validly executed and delivered by Buyer and ESP One and constitutes the legal, valid and binding obligation of Buyer and ESP One enforceable against them in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 No Conflicts. The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement and the consummation of the Transaction will not: (a) conflict with or result in a violation or breach of any of the organizational or charter documents of Buyer; (b) conflict with or result in a violation or breach of any law or order applicable to Buyer or any of its assets or properties; or (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) other than the Term Loan Release and the Glendale Consent, require Buyer to obtain any consent, approval or action of or make any filing with or give any notice to any person as a result or under the terms of, or (iv) result in the creation or imposition of any Encumbrance upon Buyer or any of its assets or properties under, any financing, contract or license to which Buyer is a party or by which any of its respective assets or properties is bound and which, individually or in the aggregate with other such financing, contracts and licenses, is material to the validity or enforceability of this Agreement or Buyer’s ability to perform its obligations hereunder.

3.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.

3.5 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal law.

ARTICLE 4

COVENANTS AND OTHER AGREEMENTS

4.1 Consent and Waiver; Amendment to Operating Agreement.

4.1.1 By executing this Agreement, each of PICA and ESP One agrees that it shall not exercise any of its rights pursuant to the Operating Agreement that may be triggered by the Transaction, including, without limitation, their rights to buy or cause a sale of any of the Properties pursuant to Sections 10.6 and 10.7 of the Operating Agreement, until the earlier to occur of (i) September 30, 2004 or (ii) the Closing or earlier termination of this Agreement.

4.1.2 Anything to the contrary herein or in the Operating Agreement notwithstanding, PICA hereby grants its consent, in its capacity as a member of the Seller and as may be required for any and all purposes under the Operating Agreement, including, without limitation, Section 10.5 thereof, to the reorganization of the Buyer described in the Registration Statement, including the transfer of membership interests in Buyer to the REIT and the Operating Partnership in connection with the IPO and other matters or actions taken by Buyer or its affiliates for REIT qualification purposes in connection therewith. This Section 4.1.2 shall survive the Closing or earlier termination of this Agreement and not be merged therein.

4.1.3 PICA agrees with Buyer and ESP One that Section 10.5(b) of the Operating Agreement shall be, and hereby is deleted in its entirety and replaced with the following new Section 10.5(b): “Extra Space, any holder of a direct or indirect interest in Extra Space (including without limitation the REIT and the Operating Partnership) and any Transferee of all or a portion of the Entire Interest of Extra Space shall have the right, without the prior consent of Prudential, to cause the issuance or Transfer of equity interests in Extra Space or any such holder, and to permit assignments of all or a portion of the Entire Interest of Extra Space to Persons who at any time are equity interest holders in Extra Space or in any holder of a direct or indirect interest in Extra Space.” In exercising any of its rights under the Operating Agreement following completion of the IPO with respect to the operation of the Seller’s business, PICA agrees that it shall take into account the obligations of the Buyer and its affiliates, including the REIT and the Operating Partnership, to comply with any rules, regulations and laws relating to real estate investment trusts. Prudential shall be deemed to have satisfied its obligations under the preceding sentence with respect to any act or matter if such act or matter is approved by Buyer. Within thirty (30) days following the Closing Date, PICA and ESP One shall enter into an amendment to the Operating Agreement (the “Operating Agreement Amendment”) providing for the parties’ agreement in this Section 4.1.3 in a form reasonably satisfactory to ESP One and PICA. This Section 4.1.3 shall survive the Closing and not be merged therein.

4.2 Injunctions; Specific Performance. Seller agrees that irreparable damage would occur to Buyer in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions hereof in any federal or state court (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which Buyer is entitled under this Agreement or otherwise at law or in equity.

4.3 Term Loan. The parties acknowledge that the Properties and other properties owned by Seller are encumbered by that certain loan by Bank One, N.A. (“Bank One”) in the original principal amount of $30,054,353 (the “Term Loan”), evidenced, in part, by that certain Term Loan Agreement, dated as of January 31, 2002, between the Seller and Bank One. PICA, in its capacity as a member of the Seller, authorizes ESP One and Buyer to obtain, on Seller’s behalf, Bank One’s release of the Properties and all other collateral for the Term Loan related to the Properties from all liens, security interests and encumbrances under the Term Loan and consent to consummation of the Transaction and transfer the Properties to Buyer free and clear of all such liens, security interests and encumbrances, which release and consent shall be in the form attached as Exhibit H hereto (the “Term Loan Release” and any documents and agreements in connection therewith the “Term Loan Release Documents”). The parties hereto agree that the Seller shall use proceeds from the Purchase Price to pay to Bank One, concurrently with the Closing, any amounts relating to the Term Loan Release, including the portion of the Term Loan secured by the Properties set forth in the payoff letter from Bank One to Seller attached as Exhibit I hereto (such aggregate amount the “Term Loan Repayment Amount”).

4.4 Glendale Ground Lease. The parties acknowledge that the Property located in Glendale, California is a ground leasehold estate pursuant to that certain ground lease (the “Glendale Ground Lease”), recorded in Official Records of Los Angeles County, California, on July 23, 1975, between Mark Serrurier and Naomi Serrurier, as the lessor (together with their successors and assigns, the “Ground Lessor”), and Markee Development Corp. and/or its nominee, as the lessee (together with its successors and assigns the “Ground Lessee”). The parties further acknowledge that the Ground Lessee’s interest in the Ground Lease was assigned to the Seller pursuant to that certain Assignment of Ground Lease entered into as of June 15, 1999, following which the Seller assigned its interest as the Ground Lessee to Bank One pursuant to that certain Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of January 31, 2002 (the “Glendale Deed of Trust”) for the benefit of Bank One in connection with the Term Loan. PICA, in its capacity as a member of the Seller, authorizes ESP One and Buyer to obtain, on Seller’s behalf, (i) Bank One’s release of the Glendale Ground Lease from the Deed of Trust in the form attached as Exhibit H hereto and (ii) the Ground Lessor’s consent to the transfer of the Glendale Ground Lease to the Buyer in accordance with the terms of this Agreement in the form attached as Exhibit J hereto (each such release and consent, collectively, the “Glendale Lease Transfer Consent” and any documents and agreements in connection therewith the “Glendale Lease Release Documents”).

4.5 Further Actions. Buyer and Seller agree to execute such other instruments, and take such other actions, as may reasonably be deemed necessary to effectuate the Transaction.

4.6 No Due Diligence; AS-IS. Buyer acknowledges that it or its affiliates presently own an indirect interest in the Properties. Buyer acknowledges that it has no need or desire to perform any due diligence on the Properties. At the Closing, Buyer and Seller shall enter into the certificate and agreement in the form of Exhibit K attached hereto.

4.7 Broker. Seller and Buyer expressly acknowledge that there has been no broker with respect to the Transaction or with respect to this Agreement. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Seller as a broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations

(including, but not limited to, reasonable attorneys’ fees and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as a broker in connection with the Transaction. The provisions of this Section 4.7 shall survive the Closing or earlier termination of this Agreement and not be merged therein.

4.8 Publicity; Confidentiality.

4.8.1 Seller and Buyer each hereby covenant that (a) prior to the Closing, none of them shall issue any press release that refers to the Seller and this Agreement without the prior consent of the other, except to the extent required by applicable law, and (b) after the Closing and for a period of one year thereafter, any such press release by any of them shall be subject to the review and approval of Seller and Buyer (which approval shall not be unreasonably withheld.) If Seller or Buyer is required by applicable law to issue such a press release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of such proposed press release to the other party for its review.

4.8.2 Buyer hereby covenants to not, and to cause its employees, agents and representatives to not, disclose the terms of this Agreement or the Transaction to any other person without the prior written consent of Seller until the Closing shall have been consummated. Notwithstanding anything to the contrary in this Agreement, Buyer may disclose such information (a) to its employees, members of professional firms serving it and their respective agents or representatives or potential lenders, (b) as may be required in order to comply with all applicable laws, (c) to the extent that such information is a matter of public record, and (d) to the extent Buyer otherwise reasonably deems necessary or advisable in connection with the IPO or the Formation Transactions.

4.9 Livermore NOI Guaranty Payment. On a date that is no later than thirty (30) days following the Closing Date, Buyer shall pay to PICA, by wire transfer of immediately available funds to such account as directed by PICA to Buyer, the amount of four hundred twenty eight thousand dollars ($428,000) plus interest thereon at the rate of 12.5% per annum from the date hereof until paid (the “Livermore NOI Guaranty Payment”), in full satisfaction of (i) Buyer’s and any of its affiliates’ obligations to guarantee the amount of net operating income generated by the Property located in Livermore, California, including, without limitation Buyer’s obligations to Seller under Section 4.9 of the Operating Agreement and (ii) Buyer’s, ESP One’s and Kenneth M. Woolley’s obligations to Seller under that certain Net Operating Income Guaranty dated as of May 31, 2002 by and between Seller, ESP One, Kenneth M. Woolley and Seller (the “Guaranty Agreement,” and together with Section 4.9 of the Operating Agreement and all such obligations related thereto collectively the “Livermore NOI Guaranty”). Seller and PICA hereby agree to accept such payment in full satisfaction of the Livermore NOI Guaranty and agree with the Buyer and ESP One that, effective upon such payment, Section 4.9 of the Operating Agreement and the Guaranty Agreement shall automatically terminate and be of no further force or effect. Seller and PICA further agree, effective upon such payment, to release Buyer, Kenneth M. Woolley, and their respective affiliates from any and all liabilities relating to the Livermore NOI Guaranty and waive any and all claims they may now or hereafter have against any of them in connection therewith. This Section 4.9 shall survive the Closing and not be merged therein.

4.10 Existing Woolley Guaranties. Any obligations of the Buyer or its subsidiaries outstanding upon completion of the IPO that are guaranteed by Kenneth M. Woolley for the benefit of Seller or PICA shall be assigned to and assumed jointly and severally by the Operating Partnership and the REIT, and Kenneth M. Woolley shall be released from such guaranties. Each of Buyer, Seller, PICA and ESP One agree to execute mutually satisfactory documentation in connection with their agreement in this Section 4.10 as soon as practicable following completion of the IPO. This Section 4.10 shall survive the Closing and not be merged therein.

4.11 Indemnification. Seller hereby agrees to indemnify and defend Buyer and its affiliates against and to hold it harmless from any and all damage, loss, liability and expense incurred or suffered by Buyer and its affiliates arising out of or based upon the inaccuracy of any representation or warranty or breach of any agreement made or to be performed by Seller pursuant to this Agreement. Buyer hereby agrees to indemnify and defend Seller and its affiliates against and to hold it harmless from any and all damage, loss, liability and expense incurred or suffered by Seller and its affiliates arising out of or based upon the inaccuracy of any representation or warranty or breach of any agreement made or to be performed by Buyer pursuant to this Agreement. This Section 4.11 shall survive the Closing or earlier termination of this Agreement and not be merged therein.

ARTICLE 5

CLOSING CONDITIONS

5.1 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement with respect to the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

5.1.1 Term Loan. The Term Loan Release shall have been obtained and Bank One shall have delivered to Buyer an executed copy of any Term Loan Release Document to be executed by Bank One. Seller shall have paid the Term Loan Repayment Amount to Bank One out of the Purchase Price.

5.1.2 Glendale Consent. The Glendale Lease Transfer Consent shall have been obtained and Bank One and the Ground Lessor shall have delivered to Buyer an executed copy of any Glendale Lease Release Document to be executed by Bank One or the Ground Lessor.

5.1.3 Wachovia Loan. Buyer shall have closed its fixed rate mortgage loan with Wachovia Bank, N.A. (the “ Wachovia Mortgage Loan”), which, as of the date of this Agreement, is contemplated to be in the amount of approximately $61.8 million and secured in part by the Properties. Buyer shall have received the net proceeds from the Wachovia Mortgage Loan.

5.1.4 Representations and Warranties. The representations and warranties of Seller contained in Article 2 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.1.5 Performance. Seller shall have performed and complied, in all material respects, with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Seller on or before the Closing, including, without limitation, making the deliveries required by Section 1.7.1 of this Agreement to be made on or before Closing.

5.2 Conditions to Obligations of Seller. The obligations of Seller under this Agreement with respect to the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

5.2.1 Term Loan. The Term Loan Release shall have been obtained and Bank One shall have delivered to Seller an executed copy of any Term Loan Release Document to be executed by Bank One.

5.2.2 Glendale Consent. The Glendale Lease Transfer Consent shall have been obtained and Bank One and the Ground Lessor shall have delivered to Seller an executed copy of any Glendale Lease Release Document to be executed by Bank One or the Ground Lessor.

5.2.3 Representations and Warranties. The representations and warranties of Buyer contained in Article 3 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.2.4 Performance. Buyer shall have performed and complied, in all material respects, with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Buyer on or before the Closing, including, without limitation, making the deliveries required by Section 1.7.2 of this Agreement to be made on or before Closing.

ARTICLE 6

LEASING

6.1 Leasing. Prior to the Closing Date, Seller shall have the right, but not the obligation, subject to ESM’s rights under the Existing Management Agreement as the manager of the Properties, to enforce the rights and remedies of the landlord under any lease between the Seller and any tenant on the Properties, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

ARTICLE 7

ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at the Closing:

7.1 Lease Rentals.

7.1.1 Definition of “Rent”. For purposes of this Article 6, the term “Rent” shall mean all base rents, additional rent and any other amounts due from the tenants or subtenants under the Leases.

7.1.2 Rents. All Rents, whether or not collected, shall be prorated between Seller and Buyer as of the day prior to the Closing Date as if Buyer were vested with title to the Properties during the entire day upon which Closing occurs. Seller shall be entitled to and shall receive a credit for one hundred percent (100%) of unpaid Rents attributable to the period beginning thirty-one (31) days prior to and ending on the day prior to the Closing Date. Seller shall be entitled to and shall receive a credit for fifty percent (50%) of unpaid Rents attributable to the period beginning sixty-one (61) days prior to and ending thirty-two (32) days prior to the Closing Date. Seller shall not be entitled to and shall receive no credit for any unpaid Rents attributable to any period prior to sixty-one (61) days prior to the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date but shall receive a credit against the Purchase Price at the Closing only for such Rents as have already been collected and are attributable to the time period after the Closing. Buyer shall have no obligation to collect sums due Seller under the Leases, nor shall Buyer have an obligation to provide Seller with any accounting of its collections of Rent under the Leases following the Closing. Except as provided above, Seller hereby retains no rights of any nature with respect to any Rents that are unpaid at the Closing and attributable to any period ending on or prior to the Closing Date.

7.1.3 Payment of Adjustments. All payments of prorations and adjustments pursuant to this Section 7.1 shall be made on the date that is twenty days following the Closing Date. The obligations of the parties under this Section 7.1 shall survive the Closing and not be merged therein.

7.2 Real Estate and Personal Property Taxes. Real estate, ad valorem and personal property taxes due and payable for the Properties during the tax year applicable to each of the Properties (each such applicable tax year a “Tax Year”) in which the Closing occurs (regardless of the year for which such taxes are assessed) shall be prorated on a cash basis. Such proration shall be calculated based upon the actual number of days in such Tax Year for the applicable Property, with Seller being responsible for that portion of such Tax Year occurring prior to 12:01 a.m. on the Closing Date and Buyer being responsible for that portion of such Tax Year occurring after 12:01 a.m. on the Closing Date, in each case for each of the Properties. If, at the Closing, the real estate and/or personal property tax rate and assessments relating to any of the Properties have not been set for the Tax Year applicable to such Property in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the applicable preceding Tax Year applicable to such Property, and such proration shall be adjusted between Seller and Buyer after the Closing upon presentation of written evidence that the actual taxes due and payable during the applicable Tax Year in which the Closing occurs differ from the amounts used at the Closing and in accordance with the provisions of Section 7.7 hereof. Seller shall pay all installments of special assessments due and payable prior to the Closing Date, and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof. In the event any of the Properties has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of such Property, Buyer hereby agrees to pay all such taxes and to indemnify and hold Seller harmless from and against all damages, losses, costs, claims, liabilities, expenses, demands and obligations incurred by Seller with respect to such taxes. This Section 7.2 shall survive the Closing and not be merged therein.

7.3 Operating Expenses.

7.3.1 Proration of Operating Expenses. Operating expenses, including, without limitation, prepaid expenses, for the Properties shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay (or give Buyer a credit) for all utility charges, gas, electricity and other operating expenses attributable to the Properties to, but not including, the Closing Date, and Buyer shall pay (or give Seller a credit for the following to the extent prepaid prior to the Closing) all utility charges and other operating expenses attributable to the Properties on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at the Closing based on the last available reading, and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Properties. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning after 12:01 a.m. on the Closing Date.

7.3.2 Payment of Adjustments. All payments of prorations and adjustments pursuant to this Section 7.3 shall be made on the date that is twenty days following the Closing Date. The obligations of the parties under this Section 7.3 shall survive the Closing and not be merged therein.

7.4 Closing Costs. Buyer shall pay (a) all recording and filing charges in connection with the instruments by which Seller conveys the Properties, (b) one half (1/2) of all escrow or closing charges, if applicable, (c) all costs of Buyer’s consultants and attorneys and (d) all of the costs incurred by Buyer or on Buyer’s behalf in connection with this Transaction. Seller shall pay (it being understood that Buyer and PICA shall share in such costs pursuant to the terms of the Operating Agreement in their capacity as members of the Seller) (a) one-half of all escrow or closing charges, if applicable, (b) all sales, value added, use, state or local transfer and gains taxes, registration, stamp and similar taxes and charges, if any, applicable to the transfer of the Properties to Buyer and (c) all of the costs incurred by Seller or on Seller’s behalf in connection with this Transaction. PICA shall pay all of the costs of Seller’s consultants and attorneys in connection with the Transaction. The obligations of the parties under this Section 7.4 shall survive the Closing or earlier termination of this Agreement and not be merged therein.

7.5 Cash Security Deposits. At the Closing, Seller shall, at its election, transfer to Buyer, or give Buyer a credit against the Purchase Price in the aggregate amount of, any cash security deposits then held by Seller under the Leases.

7.6 Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by PICA for the payment of the Purchase Price, or (b) to Buyer, Seller shall pay the amount thereof to Buyer by giving Buyer a credit against the Purchase Price in the amount of such credit balance.

7.7 Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 7 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of written proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one year after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements for the Properties, as applicable, no later than the date one month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 7.7 shall survive the Closing and not be merged therein.

ARTICLE 8

MISCELLANEOUS

8.1 Buyer’s Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void ab initio. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement to one or more wholly owned subsidiaries or affiliates of Buyer upon written notice to Seller not less than two (2) business days prior to the Closing. As used in this Section 8.1, an “affiliate” of a person means a person that controls, is controlled by or is under common control with such person. In the event of any permitted assignment by Buyer, each assignee shall assume any and all obligations and liabilities of Buyer under this Agreement and be jointly and severally liable with Buyer and all such assignees hereunder, but notwithstanding such assumption, Buyer shall continue to be primarily liable hereunder and shall be jointly and severally liable under this Agreement with all such assignees.

8.2 Designation Agreement. Section 6045(e) of the Code and the regulations promulgated thereunder (herein collectively referred to as the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Ronald K. Szopa (“Agent”) is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(i) Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(ii) Seller and Buyer shall furnish to Agent, in a timely manner, any information requested by Agent and necessary for Agent to perform its duties as the Reporting Person for the Transaction.

(iii) Agent hereby requests Seller to furnish to Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 22-3608041.

(iv) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which the Closing occurs.

8.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) except for Seller’s representations and warranties in Sections 2.1 and 2.2, which shall survive the Closing indefinitely, Seller’s representations and warranties in Section 2.3 2.4 and 2.5, which shall survive the Closing for a period of one year, Buyer’s representations and warranties in Sections 3.1 and 3.2, which shall survive the Closing indefinitely, and Buyer’s representations and warranties in Sections 3.3, 3.4 and 3.5, which shall survive the Closing for a period of one year, none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

8.4 Integration; Waiver. This Agreement, together with the exhibits attached hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

8.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All exhibits attached hereto shall be incorporated by reference as if set out herein in full.

8.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

8.9 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Seller:	With a copy to:

Extra Space West One LLC c/o Prudential Real Estate Investors 8 Campus Drive, Parsippany, New Jersey 07054 Attention: Ben Penaliggon Facsimile: 973-683-1788	Goodwin Procter LLP Exchange Place Boston, MA 02109 Attention: Minta E. Kay, P.C. Facsimile: 617-227-8591

If to Buyer:	With a copy to:

Extra Space Storage LLC c/o Extra Space Storage LLC 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 Attention: Charles Allen, Esq., Corporate General Counsel Facsimile: 801-365-4947	Clifford Chance US LLP 200 Park Avenue New York, New York 10166 Attention: Karl A. Roessner Facsimile: 212-878-8375

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8.9, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8.9, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 8.9, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8.9). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

8.10 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

8.11 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

8.12 Recordation. Seller and Buyer each agree that neither this Agreement nor any memorandum or notice hereof shall be recorded; provided, anything to the contrary in this Agreement notwithstanding, neither this provision nor any other terms in this Agreement shall restrict or prohibit Buyer from filing this Agreement or other document or statement in connection therewith with the Securities Exchange Commission in connection with the IPO.

8.13 JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTIES OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”), EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF NEW CASTLE, STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT IN WHICH THE COUNTY OF NEW CASTLE IS LOCATED, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

8.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTIES OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.16 Business Day. As used herein, the term “business day” shall mean any day other than a Saturday, Sunday, or any federal holiday. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

SELLER:

EXTRA SPACE WEST ONE LLC, a Delaware limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:
Name:
Title:

By:	EXTRA SPACE PROPERTIES ONE, a Delaware limited liability company

	By:	Extra Space Storage LLC, a Delaware limited liability company

By:
Name:
Title:

BUYER:

EXTRA SPACE STORAGE LLC, a Delaware limited liability company

By:
Name:
Title:

[Signatures continue on following page]

The undersigned hereby execute this Agreement in their individual capacity for the purposes of Sections 4.1, 4.3, 4.4, 4.9 and 4.10 hereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:
Name:
Title:

EXTRA SPACE PROPERTIES ONE, a Delaware limited liability company

By:	Extra Space Storage LLC, a Delaware limited liability company

By:
Name:
Title:

[Signatures continue on following page]

Agent hereby executes this Agreement solely for the purpose of agreeing to comply with the provisions of Section 8.2 hereof.

By:
Name:
Title: